UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2006

___________________

Shenandoah Telecommunications Company

(Exact name of registrant as specified in its charter)

__________________

Virginia	0-9881	54-1162807
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Shentel Way P.O. Box 459 Edinburg, VA	22824
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (540) 984-4141

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Shenandoah Personal Communications Company (“Shenandoah PCS”), a wholly owned subsidiary of Shenandoah Telecommunications Company (the “Company”), and Sprint Nextel Corporation and certain of its subsidiaries (“Sprint Nextel”) have agreed to extend from April 15, 2006 to July 14, 2006 the expiration date of the Forbearance Agreement executed by the parties on August 9, 2005. The Forbearance Agreement sets forth Sprint Nextel’s agreement to observe specified limitations in operating Nextel’s wireless business in the Company’s personal communications services (“PCS’) service area. The agreement also sets forth the Company’s agreement not to initiate litigation or seek certain injunctive or equitable relief under certain circumstances, in each case during the period in which the agreement remains in effect.

As previously reported, the Company and Sprint Nextel have been conducting ongoing discussions regarding potential changes to their relationship in response to the merger in August 2005 of Sprint Communications, Inc. and Nextel Communications, Inc. and the provision by Nextel and its affiliate, Nextel Partners, Inc., of digital wireless communications services in the Company’s PCS service area. To date, the Company has been unable to arrive at a mutually acceptable agreement with Sprint Nextel concerning such potential changes. Accordingly the Company is now going to consider other alternatives in discussions with Sprint Nextel including the possible sale. The Company is unable to predict whether or on what terms it would be able to implement a sale of its PCS business or the ultimate resolution of its discussions with Sprint Nextel concerning its relationship, or the impact of any such action on its financial condition or future operating results or prospects.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SHENANDOAH TELECOMMUNICATIONS COMPANY

(Registrant)

April 14, 2006 /s/Christopher E. French
Christopher E. French

President and Chief Executive Officer